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                          INVESTMENT ADVISORY AGREEMENT

                                     BETWEEN

                              THE ZWEIG FUND, INC.

                                       AND

                               ZWEIG ADVISORS INC.

         THIS AGREEMENT is made this 1st day of March, 1999 by and between THE ZWEIG FUND, INC., a Maryland corporation (the "Fund") and ZWEIG ADVISORS INC., a Delaware corporation (the "Investment Adviser"):

                                   WITNESSETH

         WHEREAS, the Fund is registered as a closed-end, diversified, management investment company under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"); and

         WHEREAS, the Fund and the Investment Adviser desire to enter into an agreement under which the Investment Adviser will provide investment advisory and other services to the Fund, and/or retain others to perform some or all of such services, on the terms and conditions hereinafter set forth;

         NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. Management. Subject to the supervision and control of the Board of Directors of the Fund, the Investment Adviser shall manage all aspects of the Fund's affairs and shall supervise all aspects of the Fund's operations, including, but not limited to, the investment and reinvestment of the cash, securities or other properties comprising the Fund's assets in accordance with the investment objectives and policies set forth in the Fund's registration statement, as such registration statement or objectives and policies may be amended from time to time, and the Act. In rendering such services, the Investment Adviser may employ, retain or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing it or the Fund with any or all of the services that the Investment Adviser is required to provide to the Fund hereunder. The Investment Adviser shall not be liable to the Fund for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Fund and the performance of its duties under this Agreement except for willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its duties and obligations under this Agreement.

         2. Investment Analysis and Implementation. In carrying out its obligations under Paragraph 1 hereof, the Investment Adviser shall:
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                  (a) supervise and manage all aspects of the Fund's operations except to the extent that such operations are supervised and managed by an administrator to the Fund under any administration agreement entered into by the Fund;

                  (b) provide the Fund with such executive, administrative, data processing, clerical, accounting and bookkeeping services and statistical and research data as are deemed advisable by the Fund's Board of Directors except to the extent that any of the foregoing services are to be provided to the Fund under any administration agreement entered into by the Fund;

                  (c) supervise, but not pay for, the periodic updating of prospectuses and supplements thereto, proxy material, tax returns, reports to the Fund's shareholders and reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities;

                  (d) formulate and implement continuing programs for the purchases and sales of portfolio securities and regularly report thereon to the Fund's Board of Directors;

                  (e) take, on behalf of the Fund, all actions which appear to the Investment Adviser necessary or appropriate to carry into effect such purchase and sale programs and supervisory functions as aforesaid, including the placing of orders for the purchase and sale of portfolio securities; and

                  (f) furnish, on behalf of the Fund, the Fund's administrator and custodian with information on a daily basis with respect to the Fund's portfolio transactions and with such other information as such administrator may reasonably request from time to time.

         3. Expenses. The Investment Adviser shall pay all of its expenses arising from the performance of its obligations under Paragraphs 1 and 2 and shall pay any salaries, fees and expenses of the directors of the Fund who are employees of the Investment Adviser or its affiliates (except for such directors' actual out-of-pocket expenses relating to attendance at meetings of directors, which fees will be paid by the Fund). The Investment Adviser shall not be required to pay any other expenses of the Fund, including, but not limited to, direct charges relating to the purchase and sale of portfolio securities, interest charges, fees and expenses of attorneys and independent auditors, taxes and governmental fees, cost of stock certificates and any other expenses (including clerical expenses) of issuance, sale or repurchase of shares issued by the Fund, expenses in connection with the Fund's Distribution Reinvestment and Cash Purchase Plan, membership fees in trade associations, expenses of registering and qualifying shares of the Fund for sale under federal and state securities laws, expenses of obtaining and maintaining any stock exchange listings of the Fund's shares, expenses of printing and distributing reports, prospectuses, notices and proxy materials to existing shareholders, expenses of corporate data processing and related services, shareholder record keeping and shareholder account services, expenses of auditors and escrow agents, expenses of printing and filing reports and other documents filed with governmental agencies, expenses of annual and special shareholders' meetings, fees and disbursements of any administrator to the Fund and transfer agents, custodians and sub-custodians, expenses of disbursing dividends and distributions, fees,


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expenses and out-of-pocket costs of Directors of the Fund who are not employees of the Investment Adviser or its affiliates, insurance premiums and litigation, indemnification and other expenses not expressly provided for in this Agreement or any administration agreement.

         4. Compensation.

                  (a) As compensation for the services performed and the facilities and personnel provided by the Investment Adviser pursuant to Paragraphs 1 and 2, the Fund will pay to the Investment Adviser on the first business day of each month a fee for the previous month, at an annual rate of 0.85 of 1% of the Fund's average daily net assets during the previous month.

                  (b) If the Investment Adviser shall serve hereunder for less than an entire month, the fee hereunder shall be prorated.

         5. Purchase and Sale of Securities. The Investment Adviser shall purchase securities from or through and sell securities to or through such persons, brokers or dealers (including any affiliate of the Investment Adviser or the Fund's administrator) as the Investment Adviser shall deem appropriate in order to carry out the policy with respect to allocation of portfolio transactions as set forth in the Registration Statement and Prospectus of the Fund, as each may be amended from time to time, or as the directors of the Fund may require from time to time. When purchasing securities from or through, and selling securities to or through, any such persons, brokers or dealers that may be an affiliate of the Investment Adviser or the Fund's administrator, the Investment Adviser shall comply with all applicable provisions of the Act, including without limitation Section 17 thereof and the rules and regulations thereunder, and Section 206 of the Investment Advisers Act and the rules and regulations thereunder. In executing portfolio transactions and selecting brokers or dealers, it is recognized that the primary responsibility of the Investment Adviser is to seek the best combination of net price and execution ("best execution") for the Fund, and, consistent with such policy of seeking best execution, the Investment Adviser is authorized to place orders with brokers and dealers who provide brokerage and research services (as defined in Section 28(e) of the Securities Exchange Act of 1934 as amended). It is further recognized that there may be occasions where the transaction cost charged by a broker or dealer may be greater than that which another broker or dealer may have charged if the Investment Adviser determines in good faith that the amount of such transaction cost is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. It is understood that such brokerage and research services may benefit the Investment Adviser and its affiliates in connection with their services to other clients as well as the Fund. The Investment Adviser acknowledges that it will comply with all applicable provisions of the Act, Investment Advisers Act and the Securities Exchange Act or 1934, as amended, including without limitation the provisions of
Section 28(e) thereof, with respect to the allocation of portfolio transactions.

         Nothing herein shall prohibit the directors of the Fund from approving the payment by the Fund of additional compensation to others for consulting services, supplemental research and security and economic analysis.


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         6. Term of Agreement. The Fund represents and warrants that this
Agreement has been approved by (a) a majority of the Fund's directors, including a majority of the directors who are not "interested persons" (as defined by the Act) and (b) the vote of a majority of the outstanding voting securities of the Fund. This Agreement shall continue in full force and effect for a period of two years from the date of its commencement and will continue in effect from year to year thereafter if such continuance is approved in the manner required by the Act. This Agreement may be terminated at any time, without payment of penalty by either party, on not more than 60 days' written notice to the other party or by vote of a majority of the outstanding voting securities of the Fund (as defined by the Act). This Agreement will automatically terminate in the event of its assignment (as defined by the Act).

         7. Use of Word "Zweig" In Corporate Name. The Fund agrees and consents that (a) it will only use the word "Zweig" as a component of its corporate name and for no other purpose; (b) at will not purport to grant to any third party the right to use the word "Zweig" for any purpose; (c) the Investment Adviser and/or certain affiliates of the Investment Adviser may use or grant to other investment companies the right to use the word "Zweig", or any combination or abbreviation thereof, as all or a portion of a corporate or business name or for any commercial purpose; and (d) upon the termination of any management agreement into which the Investment Adviser and the Fund may enter, the Fund shall promptly take such action, at its own expense, as may be necessary to change its corporate name to one not containing the word "Zweig" and following such change, shall not use the word "Zweig", or any combination thereof, as a part of its corporate name or for any other commercial purpose, and shall use its best efforts to cause its officers, directors and shareholders to take any and all actions which may be necessary or desirable to effect the foregoing.

         8. Services to Other Accounts. The Fund understands that the Investment Adviser and its affiliates now act, will continue to act and may in the future act as investment adviser to fiduciary and other managed accounts, and the Fund has no objection to the Investment Adviser and its affiliates so acting, provided that whenever the Fund and one or more other accounts advised by the Investment Adviser or its affiliates are prepared to purchase, or desire to sell, the same security, available investments or opportunities for sales will be allocated in a manner the Investment Adviser believes to be equitable to each entity. The Fund recognizes that in some cases this procedure may affect adversely the price paid or received by the Fund or the size of the position purchased or sold by the Fund, but understands that in other cases, coordination with transactions for other accounts and the ability to participate in volume transactions could benefit the Fund. In addition, the Fund understands that the persons employed by the Investment Adviser to provide service to the Fund in connection with the performance of the Investment Adviser's duties under this Agreement will not devote their full time to that service. Moreover, nothing contained in this Agreement will be deemed to limit or restrict the right of the Investment Adviser or any affiliate of the Investment Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature, including serving as investment adviser to, or employee, officer, director or trustee of, other investment companies.

         9. Books and Records. The Investment Adviser shall maintain such books, accounts, records and other documents as investment advisers are required to maintain under Section 31 of the Act and Section 204 of the Investment Advisers Act, except to the extent they are maintained by the Fund's administrator. The Investment Adviser acknowledges that any such books,

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accounts, records and other documents that it is required to maintain under
Section 31 of the Act are the property of the Fund, and that both the Fund and Securities and Exchange Commission (the "Commission") shall have, at all times during business hours, free access to any books, accounts, records and other documents that the Investment Adviser is required to maintain under Section 31 of the Act and Section 204 of the Investment Advisers Act.

         10. Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, to the Investment Adviser or to the Fund at 900 Third Avenue, New York, New York 10022, Attention: President with a copy to Robert E. Smith, Esq., of Rosenman & Colin LLP, 575 Madison Avenue, New York, New York 10022.

         11. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations.

         IN WITNESS WHEREOF, the Fund and the Investment Adviser have caused this Agreement to be executed by their duly authorized officers on the date first above written.


ATTEST:                                 THE ZWEIG FUND, INC.


/s/ Jeffrey Lazar                       /s/ Martin E. Zweig
-----------------                       -----------------------------------
    Jeffrey Lazar                           Martin E. Zweig, President



ATTEST:                                 ZWEIG ADVISERS INC.


/s/ Jeffrey Lazar                       /s/ Phillip R. McLoughlin
-----------------                       -----------------------------------
    Jeffrey Lazar                           Phillip R. McLoughlin, President




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